AGREEMENT AND PLAN OF MERGER


                            Dated as of July 16, 1997


                                      Among


                            TEL-SAVE HOLDINGS, INC.,


                                   TSHCo, INC.


                                       and


                       SHARED TECHNOLOGIES FAIRCHILD, INC.

                                TABLE OF CONTENTS


                                                                          PAGE
                                                                          ----

                                    ARTICLE I

                                     MERGER

1.1.   The Merger.......................................................  1
1.2.   Filing...........................................................  2
1.3.   Effective Time of the Merger.....................................  2

                                   ARTICLE II

                   CERTIFICATE OF INCORPORATION; BY-LAWS; ETC.

2.1.   Certificate of Incorporation and By-Laws of Surviving Corporation  2
2.2.   Directors of Surviving Corporation...............................  2
2.3.   Board of Directors of Acquiror...................................  2
2.4.   Shareholders Agreement...........................................  3

                                   ARTICLE III

                MERGER CONSIDERATION; CONVERSION OR CANCELLATION
                             OF SHARES IN THE MERGER

3.1.   Share Consideration; Conversion or Cancellation of
         Shares in the Merger...........................................  3
3.2.   Payment for Shares in the Merger.................................  8
3.3.   Fractional Shares................................................ 11
3.4.   Transfer of Shares After the Effective Time...................... 12

                                   ARTICLE IV

                          CERTAIN EFFECTS OF THE MERGER

4.1.   Effect of the Merger............................................. 12
4.2.   Further Assurances............................................... 13

                                    ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

5.1.   Organization and Qualification.................................... 13
5.2.   Capital Stock of Subsidiaries..................................... 13
5.3.   Capitalization.................................................... 14
5.4.   Authority Relative to This Agreement.............................. 14
5.5.   No Violations, etc................................................ 15
5.6.   Commission Filings; Financial Statements.......................... 17
5.7.   Absence of Changes or Events...................................... 18
5.8.   Joint Proxy Statement............................................. 18
5.9.   Litigation........................................................ 19
5.10.  Title to and Condition of Properties.............................. 19
5.11.  Contracts and Commitments......................................... 19
5.12.  Labor Matters..................................................... 20
5.13.  Compliance with Law............................................... 20
5.14.  Board Recommendation.............................................. 21
5.15.  Patents and Trademarks............................................ 21
5.16.  Taxes............................................................. 21
5.17.  Employee Benefit Plans; ERISA..................................... 22
5.18.  Environmental Matters............................................. 26
5.19.  Disclosure........................................................ 28
5.20.  Absence of Undisclosed Liabilities................................ 28
5.21.  Finders or Brokers................................................ 28
5.22.  State Antitakeover Statutes....................................... 28
5.23.  Opinion of Financial Advisor...................................... 29
5.24.  Insurance......................................................... 29
5.25.  Employment and Labor Contracts.................................... 29
5.26.  Pending Transactions.............................................. 29
5.27.  Indemnification Agreements........................................ 29
5.28.  Indemnified Liabilities........................................... 30

                                   ARTICLE VI

            REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

6.1.     Organization and Qualification.................................. 30
6.2.     Capital Stock of Subsidiaries................................... 31
6.3.     Capitalization.................................................. 31
6.4.     Authority Relative to This Agreement............................ 31
6.5.     No Violations, etc.............................................. 32
6.6.     Commission Filings; Financial Statements........................ 34
6.7.     Absence of Changes or Events.................................... 34
6.8.     Joint Proxy Statement........................................... 34
6.9.     Board Recommendation............................................ 35
6.10.    Disclosure...................................................... 35
6.11.    Finders or Brokers.............................................. 35
6.12.    Opinion of Financial Advisor.................................... 36

                                   ARTICLE VII

            CONDUCT OF BUSINESS OF ACQUIROR AND THE COMPANY PENDING THE MERGER

7.1.     Conduct of Business of the Company Pending the Merger........... 36
7.2.     Conduct of Business of Acquiror Pending the Merger.............. 39
7.3.     Permitted Conduct of the Company................................ 40

                                  ARTICLE VIII

                            COVENANTS AND AGREEMENTS

8.1.     Preparation of the Form S-4 and the Joint Proxy Statement; Stockholders
             Meetings.................................................... 40
8.2.     Letters of the Company's Accountants............................ 42
8.3.     Letters of Acquiror's Accountants............................... 42
8.4.     Additional Agreements; Cooperation.............................. 43
8.5.     Publicity....................................................... 43
8.6.     No Solicitation................................................. 43
8.7.     Access to Information........................................... 46
8.8.     Notification of Certain Matters................................. 46
8.9.     Resignation of Directors........................................ 47
8.10.    Indemnification................................................. 47
8.11.    Fees and Expenses............................................... 48
8.12.    Affiliates...................................................... 48
8.13.    NASDAQ Listing.................................................. 49
8.14.    Stockholder Litigation.......................................... 49
8.15.    Tax Treatment................................................... 49
8.16.    Pooling of Interests............................................ 49
8.17.    Fairness Opinion................................................ 50

                                   ARTICLE IX

                              CONDITIONS TO CLOSING

9.1.     Conditions to Each Party's Obligation to Effect the Merger...... 50
9.2.     Conditions to Obligations of Acquiror........................... 51
9.3.     Conditions to Obligations of the Company........................ 52

                                    ARTICLE X

                                   TERMINATION

10.1.    Termination..................................................... 53
10.2.    Effect of Termination........................................... 55

                                   ARTICLE XI

                                  MISCELLANEOUS

11.1.    Nonsurvival of Representations and Warranties................... 55
11.2.    Closing and Waiver.............................................. 56
11.3.    Notices......................................................... 56
11.4.    Counterparts.................................................... 57
11.5.    Interpretation.................................................. 57
11.6.    Certain Definitions............................................. 58
11.7.    Amendment....................................................... 59
11.8.    No Third Party Beneficiaries.................................... 59
11.9.    Governing Law................................................... 59
11.10.   Entire Agreement................................................ 59
11.11.   Validity........................................................ 59

EXHIBIT A - Form of Company Affiliate Letter

                          AGREEMENT AND PLAN OF MERGER


                  AGREEMENT AND PLAN OF MERGER, dated as of July 16, 1997, by and among TEL-SAVE HOLDINGS, INC., a Delaware corporation ("Acquiror"), TSHCo, INC., a Delaware corporation ("Merger Sub"), a Delaware corporation ("Merger Sub") and a wholly owned subsidiary of Acquiror, and SHARED TECHNOLOGIES FAIRCHILD, INC., a Delaware corporation (the "Company" and, together with Merger Sub, the "Constituent Corporations").


                              W I T N E S S E T H :
                              - - - - - - - - - - -

                  WHEREAS, the Boards of Directors of Acquiror and the Company have approved the merger of the Company with and into Merger Sub, with Merger Sub being the survivor (the "Merger"), upon the terms and subject to the conditions set forth herein and in accordance with the laws of the State of Delaware;

                  WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a tax free reorganization within the meaning of
Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"); and

                  WHEREAS, for accounting purposes it is intended that the Merger shall be accounted for as a pooling-of-interests.

                  NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:


                                    ARTICLE I

                                     MERGER


                  1.1. THE MERGER. At the Effective Time (as hereinafter defined), the Company shall be merged with and into Merger Sub as provided herein. Thereupon, the corporate existence of Merger Sub, with all its purposes, powers and objects, shall continue unaffected and unimpaired by the Merger, and the corporate identity and existence, with all the purposes, powers and objects, of the Company shall be merged with and into Merger Sub and Merger Sub as the corporation surviving the Merger (hereinafter sometimes called the "Surviving Corporation") shall continue its corporate existence under the laws of the State of Delaware.

                  1.2. FILING. As soon as practicable after the fulfillment or waiver of the conditions set forth in Sections 9.1, 9.2 and 9.3 or on such later date as may be mutually agreed to between Acquiror and the Company, the parties hereto will cause to be filed with the office of the Secretary of State of the State of Delaware, a certificate of merger (the "Certificate of Merger"), in such form as required by, and executed in accordance with, the relevant provisions of the Delaware General Corporation Law ("DGCL").

                  1.3. EFFECTIVE TIME OF THE MERGER. The Merger shall be effective at the time of the filing of the Certificate of Merger with the office of the Secretary of State of the State of Delaware, or at such later time specified in such Certificate of Merger, which time is herein sometimes referred to as the "Effective Time" and the date thereof is herein sometimes referred to as the "Effective Date."


                                   ARTICLE II

                   CERTIFICATE OF INCORPORATION; BY-LAWS; ETC.


                  2.1. CERTIFICATE OF INCORPORATION AND BY-LAWS OF SURVIVING CORPORATION. The Certificate of Incorporation and By-Laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation until thereafter amended as provided by law.

                  2.2. DIRECTORS OF SURVIVING CORPORATION. The directors of Merger Sub immediately prior to the Effective Time shall continue as the directors of the Surviving Corporation, in each case until their successors are elected and qualified or until their earlier death, resignation or removal.

                  2.3. BOARD OF DIRECTORS OF ACQUIROR. At or prior to the Effective Time, Jeffrey J. Steiner, as designee of The Fairchild Corporation ("TFC"), and Anthony D. Autorino shall be elected to the Board of Directors of Acquiror, each to serve for a term of three years or until the earlier death, resignation or removal of such person, PROVIDED, HOWEVER, that if Mr. Steiner is unable to be a director for the full 3-year term due to his death or incapacitation, then the Board of Directors of the Company shall fill such vacancy by electing to the Board of Directors such member of Mr. Steiner's immediate family as is designated by TFC; provided that such family member is reasonably acceptable to Acquiror and provided further that it is expressly agreed to and accepted that Eric Steiner and Natalia Steiner Hercot are acceptable designees.

                  2.4. SHAREHOLDERS AGREEMENT. At the Effective Time, the Shareholders Agreement dated as of March 13, 1996 by and among RHI Holdings, Inc. ("RHI"), Mr. Autorino and the Company shall be terminated and such agreement shall be of no further force or effect from and after the Effective Time. To the extent necessary, each such party shall waive its respective rights under the Shareholders Agreement in favor of the transactions contemplated by this Agreement.


                                   ARTICLE III

                       MERGER CONSIDERATION; CONVERSION OR
                      CANCELLATION OF SHARES IN THE MERGER


                  3.1. SHARE CONSIDERATION; CONVERSION OR CANCELLATION OF SHARES IN THE MERGER. Subject to the provisions of this Article III, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the Constituent Corporations shall be converted as follows:

                  (a) Each share of common stock, par value $.004 per share, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than shares owned by the Company or Acquiror) shall be converted into the right to receive the number of duly authorized, validly issued, fully paid and nonassessable shares of common stock, par value $.01 per share (the "Acquiror Common Stock"), of Acquiror (the "Merger Consideration"), calculated by dividing (x) $11.25 plus the product of (i) .3 and (ii) the amount by which the Closing Date Market Price exceeds $20 by (y) the Closing Date Market Price (as hereinafter defined), rounded to four decimal places (such fraction being referred to herein as the "Exchange Ratio"); provided, however, that the Exchange Ratio shall in no event be greater than 1.125. If, prior to the Effective Time, Acquiror should split or combine the Acquiror Common Stock, or pay a stock dividend or other stock distribution in shares of Acquiror Common Stock, or otherwise change the Acquiror Common Stock into any other securities, or make any other dividend or distribution on the Acquiror Common Stock (other than normal quarterly dividends as the same may be adjusted from time to time in the ordinary course), then the Exchange Ratio will be appropriately adjusted to reflect such split, combination, dividend or other distribution or change. For purposes of this Agreement, "Closing Date Market Price" means, with respect to one share of Acquiror Common Stock, the average closing price for such share as reported on the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ") for the 15 most recent trading days ending on the third business day prior to the Closing Date.

                  (b) All shares of Company Common Stock to be converted into shares of Acquiror Common Stock pursuant to this Section 3.1 shall cease to be outstanding, shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall thereafter cease to have any rights with respect to such shares, except the right to receive for each of such shares, upon the surrender of such certificate in accordance with Section 3.2, the Merger Consideration and cash in lieu of fractional shares of Acquiror Common Stock as contemplated by Section 3.3.

                  (c) Each share of common stock, par value $1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall represent one share of common stock of the Surviving Corporation.

                  (d) Each share of Series C Preferred Stock, par value $.01 per share, of the Company (the "Series C Stock") and each share of Series D Preferred Stock, par value $.01 per share, of the Company (the "Series D Stock" and together with the Series C Stock, the "Series Preferred Stock") issued and outstanding immediately prior to the Effective Time (other than shares owned by Acquiror or the Company and except for shares held by persons who demand appraisal in compliance with all provisions of the DGCL concerning the right of such holders to dissent from the Merger and demand appraisal of their shares ("Dissenting Holders") but only if holders of such shares are then entitled to so dissent and demand appraisal rights pursuant to the DGCL) shall, at the Effective Time, be converted into the right to receive shares of a series of preferred stock of Acquiror (the "Acquiror Preferred Stock") having terms substantially identical to the terms of the Series Preferred Stock, PROVIDED, HOWEVER, that the Acquiror Preferred Stock shall be convertible into the number of shares of Acquiror Common Stock equal to the product of the Exchange Ratio and the respective number of shares of Company Common Stock into which such shares of Series Preferred Stock were convertible immediately prior to the Effective Time.

                  (e) If holders of shares of Series Preferred Stock are entitled to dissent from the Merger and demand appraisal of their shares under the DGCL, any issued and outstanding shares of Series Preferred Stock held by a Dissenting Holder shall not be converted as described in Section 3.1(d) but shall from and after the Effective Time represent only the right to receive such consideration as may be determined to be due to such Dissenting Holder pursuant to Section 262 of the DGCL; PROVIDED, HOWEVER, that each share of Series Preferred Stock outstanding immediately prior to the Effective Time and held by a Dissenting Holder who shall, after the Effective Time, withdraw his or her demand for appraisal or lose his or her right of appraisal in either case pursuant to the DGCL, shall be deemed to be converted, as of the Effective Time, pursuant to Section 3.1(d) hereof.

                  (f) Each share of Series I 6% Cumulative Convertible Preferred Stock, par value $100.00 per share, of the Company (the "Convertible Preferred Stock") issued and outstanding immediately prior to the Effective Time (other than shares owned by Acquiror or the Company) shall, at the Effective Time, be converted into the right to receive the Merger Consideration that would be deliverable in respect of the shares of the Company Common Stock issuable upon conversion of the Convertible Preferred Stock in accordance with the certificate of designation of the Convertible Preferred Stock, which shares of Acquiror Common Stock into which such Convertible Preferred Stock is converted shall be subject to the Pledge Agreement, dated March 13, 1996 (the "Pledge Agreement").

                  (g) Each share of Series J Redeemable Special Preferred Stock, par value $.01 per share, of the Company (the "Special Preferred Stock") issued and outstanding immediately prior to the Effective Time (other than shares owned by Acquiror or the Company) shall, at the Effective Time, be converted into the right to receive an amount in cash from Acquiror (the "Special Preferred Consideration"), the amount of which shall be determined in accordance with Section 5 of the certificate of designation of the Special Preferred Stock, which amount shall be pledged collateral under and subject to the Pledge Agreement, and RHI shall deliver to the pledge agent under the Pledge Agreement shares of Acquiror Common Stock (valued at the Closing Date Market Price) equal to the Special Preferred Consideration and in substitution therefor (it being agreed that such shares are at least equal to the fair market value of the Special Preferred Consideration for purposes of the terms of the Pledge Agreement).

                  (h) All shares of Company Common Stock, Series C Stock, Series D Stock, Convertible Preferred Stock and Special Preferred Stock which are owned by Acquiror or the Company in each case shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

                  (i) Each option to purchase shares of Company Common Stock (each an "Option") issued by the Company pursuant to the Company's 1996 Equity Incentive Plan or its 1994 Director Option Plan (collectively, the "Stock Option Plans"), outstanding and unexercised as of the Effective Date whether or not vested or exercisable, shall be assumed by Acquiror, and each such Option shall constitute an option to acquire, on the same terms and conditions as were applicable under such assumed Option (giving effect to any accelerated vesting pursuant to an applicable agreement), the number of shares of Acquiror Common Stock equal to the product of the Exchange Ratio and the number of shares of Company Common Stock subject to such Option, at a price per share equal to the aggregate exercise price for the shares of Company Common Stock subject to such Option divided by the number of full shares of Acquiror Common Stock deemed, as provided above, to be purchasable pursuant to such Option; PROVIDED, HOWEVER, that (i) subject to the provisions of clause (ii) below, the number of shares of Acquiror Common Stock that may be purchased upon exercise of such Option shall not include any fractional shares and, upon the last such exercise of such Option, a cash payment shall be made for any fractional share based upon the per share average of the highest and lowest sale price of shares of Acquiror Common Stock as reported on NASDAQ on the date of such exercise and (ii) in the case of any Option to which Section 421 of the Code applies by reason of its qualification under Section 422 or
         Section 423 of the Code ("qualified stock options"), the option price, the number of shares purchasable pursuant to such Option and the terms and conditions of exercise of such Option shall be determined in order to comply with Section 424 of the Code. At the Effective Time, Acquiror shall deliver to holders of Options appropriate option agreements representing the right to acquire shares of Acquiror Common Stock on the terms and conditions set forth above, upon surrender of the outstanding Options, or Acquiror shall comply with the terms of the Stock Option Plans as they apply to the Options assumed as set forth above.

                  Pursuant to the Shared Technologies Inc. 1987 Stock Option Plan (the "1987 Option Plan") all options (the "1987 Options") outstanding under the 1987 Option Plan shall terminate at the Effective Time and each holder of a 1987 Option shall have the right immediately prior to the Effective Time to exercise his or her 1987 Options in whole or in part, notwithstanding that such 1987 Options are not otherwise exercisable.

                  The Stock Option Plans and the 1987 Option Plan shall terminate as of the Effective Time, and the provisions in any other benefit plan of the Company providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be terminated as of the Effective Time, and the Company shall ensure that following the Effective Time no holder of an Option or a 1987 Option, and no participant in any Stock Option Plan, the 1987 Option Plan or other benefit plan, shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation.

                  (j) Each Warrant to purchase shares of Company Common Stock issued by the Company and outstanding and unexercised as of the Effective Time (each a "Warrant"), whether or not exercisable shall be assumed by Acquiror, and shall constitute a right to acquire on the same terms and conditions as were applicable under such assumed Warrants, the number of shares of Acquiror Common Stock equal to the product of the Exchange Ratio and the number of shares of Company Common Stock subject to such Warrant at a price per share equal to the aggregate exercise price for the shares of Company Common Stock for which such Warrant is exercisable divided by the number of full shares of Acquiror Common Stock deemed to be purchasable pursuant to such Warrant; PROVIDED, HOWEVER, that the number of shares of Acquiror Common Stock that may be purchased upon exercise of such Warrant shall not include any fractional shares and, upon the last such exercise of such Warrant, a cash payment shall be made for any fractional share based upon the per share average of the highest and lowest sale price of shares of Acquiror Common Stock as reported on NASDAQ on the date of such exercise. At the Effective Time, Acquiror shall deliver to holders of Warrants appropriate warrants representing the right to acquire shares of Acquiror Common Stock on the same terms and conditions as contained in the outstanding Warrants (subject to any adjustments required by the preceding sentence), upon surrender of the outstanding Warrants.

                  (k) Acquiror shall take all corporate action necessary to reserve for issuance a sufficient number of shares of its Common Stock for delivery upon exercise of the Options and the Warrants assumed in accordance with this Section 3.1. Acquiror shall file a registration statement on Form S-8 (or any successor form) or another appropriate form, effective as of the Effective Time, with respect to Acquiror Common Stock subject to such Options and shall use all reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectuses contained therein) for so long as such Options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, Acquiror shall administer the Options of such persons pursuant to this Section 3.1(d) in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the applicable Stock Option Plan complied with such rule prior to the Merger.

                  3.2. PAYMENT FOR SHARES IN THE MERGER. The manner of making payment for shares in the Merger shall be as follows:

                  (a) At the Effective Time, Acquiror shall make available to an exchange agent selected by Acquiror and reasonably acceptable to the Company (the "Exchange Agent"), for the benefit of those persons who immediately prior to the Effective Time were the holders of Company Common Stock, Series C Stock, Series D Stock, or Convertible Preferred Stock, a sufficient number of certificates representing Acquiror Common Stock required to effect the delivery of the aggregate Merger Consideration required to be issued pursuant to Section 3.1 (the certificates representing Acquiror Common Stock comprising such aggregate Merger Consideration being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions from the Acquiror, deliver the Acquiror Common Stock contemplated to be issued pursuant to Section 3.1 and effect the sales provided for in Section 3.3 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

                  (b) Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record (other than Acquiror and the Company) of a certificate or certificates (which immediately prior to the Effective Time represented outstanding shares of Company Common Stock, Series C Stock, Series D Stock or Convertible Preferred Stock (the "Certificates")) (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and the risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and any other required documents, the holder of such Certificates shall be entitled to receive for each of the shares of Company Common Stock, Series C Stock, Series D Stock and Convertible Preferred Stock formerly represented by such Certificates the Merger Consideration and the Certificates so surrendered shall forthwith be canceled; provided that for holders of shares of Convertible Preferred Stock, the Merger

         Consideration shall be delivered directly to the pledge agent under the Pledge Agreement, and provided further that, of the Merger Consideration deliverable to RHI in respect of shares of Company Common Stock held by RHI, a certificate for such number of shares of Acquiror Common Stock as equals the result of the Special Preferred Consideration divided by the Closing Date Market Price shall be delivered to RHI by delivery thereof directly to the pledge agent under the Pledge Agreement in substitution for the Special Preferred Consideration then held by such pledge agent, and, upon receipt by the pledge agent of such certificate to be held thereafter as pledged collateral under the Pledge Agreement, such Special Preferred Consideration will be released by such pledge agent to RHI. Until so surrendered, Certificates shall represent solely the right to receive the Merger Consideration or the Special Preferred Consideration, as the case may be, and any cash in lieu of fractional Acquiror Common Stock as contemplated by Section 3.3 with respect to each of the shares formerly represented thereby. No dividends or other distributions that are declared after the Effective Time on Acquiror Common Stock and payable to the holders of record thereof after the Effective Time will be paid to persons entitled by reason of the Merger to receive Acquiror Common Stock until such persons surrender their Certificates. Upon such surrender, there shall be paid to the Person in whose name the shares of the Acquiror Common Stock are issued any dividends or other distributions on such Acquiror Common Stock that shall have a record date after the Effective Time and prior to such surrender and a payment date after such surrender and such payment shall be made on such payment date. In no event shall the persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions, except to the extent so paid to all stockholders of Acquiror. If any cash or any certificate representing Acquiror Common Stock is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such Acquiror Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of Company Common Stock, Series C Stock, Series D Stock or Convertible Preferred Stock for any Acquiror Common Stock or dividends thereon or, in accordance with
         Section 3.3, proceeds of the sale of fractional interests, delivered to a public official pursuant to applicable escheat law. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to Acquiror Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such Acquiror Common Stock for the account of the persons entitled thereto.

                  (c) Certificates surrendered for exchange by any person constituting an affiliate of the Company for purposes of Rule 145 under the Securities Act shall not be exchanged for certificates representing Acquiror Common Stock until Acquiror has received a written agreement from such person as provided in Section 8.12.

                  (d) Any portion of the Exchange Fund and the Fractional Securities Fund (as hereinafter defined) which remains unclaimed by the former stockholders of the Company for one year after the Effective Time shall be delivered by the Exchange Agent to Acquiror, upon demand of Acquiror, and any former stockholders of the Company shall thereafter look only to Acquiror for payment of their claim for the Merger Consideration in respect of Company Common Stock or for any cash in lieu of fractional shares of Acquiror Common Stock.

                  (e) At the Effective Time, Acquiror shall deliver to RHI, as the holder of the Special Preferred Stock, by wire transfer to the pledge agent under the Pledge Agreement, as pledged collateral thereunder, the Special Preferred Consideration upon surrender of the certificates evidencing the Special Preferred Stock.

                  3.3. FRACTIONAL SHARES. No fraction of Acquiror Common Stock shall be issued in the Merger. In lieu of any such fractional securities, each holder of Company Common Stock, Series C Stock, Series D Stock or Convertible Preferred Stock who would otherwise have been entitled to a fraction of Acquiror Common Stock upon surrender of Certificates for exchange pursuant to this
Article III will be paid an amount in cash (without interest) equal to such holder's proportionate interest in the net proceeds from the sale or sales in the open market by the Exchange Agent on behalf of all such holders, of the aggregate shares of fractional Acquiror Common Stock issued pursuant to this
Article III. As soon as practicable following the Effective Time, the Exchange Agent shall determine the excess of (i) the number of full shares of Acquiror Common Stock delivered to the Exchange Agent by Acquiror over (ii) the aggregate number of full shares of Acquiror Common Stock to be distributed (such excess being herein called the "Excess Shares"), and the Exchange Agent, as agent for the former holders of shares, shall sell the Excess Shares at the prevailing prices on the NASDAQ. The sale of the Excess Shares by the Exchange Agent shall be executed on the NASDAQ through one or more member firms of the NASDAQ and shall be executed in round lots to the extent practicable. Acquiror shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of Excess Shares. Until the net proceeds of such sale have been distributed to the former stockholders of the Company, the Exchange Agent will hold such proceeds in trust for such former stockholders (the "Fractional Securities Fund"). As soon as practicable after the determination of the amount of cash to be paid to former stockholders of the Company in lieu of any fractional interest, the Exchange Agent shall make available in accordance with this Agreement such amounts to such former stockholders.

                  3.4. TRANSFER OF SHARES AFTER THE EFFECTIVE TIME. No transfers of Company Common Stock, Series C Stock, Series D Stock, Convertible Preferred Stock, or Special Preferred Stock shall be made on the stock transfer books of the Company after the close of business on the day prior to the date of the Effective Time. If, after the Effective Time, certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided in this
Article II.


                                   ARTICLE IV

                          CERTAIN EFFECTS OF THE MERGER


                  4.1. EFFECT OF THE MERGER. On and after the Effective Time and pursuant to the DGCL, the Surviving Corporation shall possess all the rights, privileges, immunities, powers, and purposes of each of Merger Sub and the Company; all the property, real and personal, including subscriptions to shares, causes of action and every other asset (including books and records) of Merger Sub and the Company, shall vest in the Surviving Corporation without further act or deed; and the Surviving Corporation shall assume and be liable for all the liabilities, obligations and penalties of Merger Sub and the Company. No liability or obligation due or to become due and no claim or demand for any cause existing against either Merger Sub or the Company, or any stockholder, officer or director thereof, shall be released or impaired by the Merger, and no action or proceeding, whether civil or criminal, then pending by or against Merger Sub or the Company, or any stockholder, officer or director thereof, shall abate or be discontinued by the Merger, but may be enforced, prosecuted, settled or compromised as if the Merger had not occurred, and the Surviving Corporation may be substituted in any such action or proceeding in place of Merger Sub or the Company.

                  4.2. FURTHER ASSURANCES. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of either of Merger Sub or the Company, the officers of such corporation are fully authorized in the name of their corporation or otherwise to take, and shall take, all such further action.


                                    ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY


                  The Company represents and warrants to Acquiror and Merger Sub as follows:

                  5.1. ORGANIZATION AND QUALIFICATION. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company and its subsidiaries is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for failures to be so qualified or in good standing which would not, individually or in the aggregate, have a material adverse effect on the general affairs, management, business, operations, condition (financial or otherwise) or prospects of the Company and its subsidiaries taken as a whole (a "Company Material Adverse Effect"). Section 5.1 of the Disclosure Statement sets forth, with respect to the Company and each of its subsidiaries, the jurisdiction in which they are qualified or otherwise licensed as a foreign corporation to do business. Neither the Company nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation (or other applicable charter document) or By-Laws. The Company has delivered to Acquiror accurate and complete copies of the Certificate of Incorporation (or other applicable charter document) and By-Laws, as currently in effect, of each of the Company and its subsidiaries.

                  5.2. CAPITAL STOCK OF SUBSIDIARIES. The only direct or indirect subsidiaries of the Company are those listed in Section 5.2 of the Disclosure Statement previously delivered by the Company to Acquiror (the "Disclosure Statement"). The Company is directly or indirectly the record (except for directors' qualifying shares) and beneficial owner (including all qualifying shares owned by directors of such subsidiaries as reflected in
Section 5.2 of the Disclosure Statement) of all of the outstanding shares of capital stock of each of its subsidiaries, there are no proxies with respect to such shares, and no equity securities of any of such subsidiaries are or may be required to be issued by reason of any options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of any such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any such subsidiary is bound to issue additional shares of its capital stock or securities convertible into or exchangeable for such shares. Other than as set forth in Section 5.2 of the Disclosure Statement, all of such shares so owned by the Company are validly issued, fully paid and nonassessable and are owned by it free and clear of any claim, lien or encumbrance of any kind with respect thereto. Except as disclosed in Section 5.2 of the Disclosure Statement, the Company does not directly or indirectly own any interest in any corporation, partnership, joint venture or other business association or entity.

                  5.3. CAPITALIZATION. The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock, par value $.004 per share, and 25,000,000 shares of preferred stock, $.01 par value per share, of which 5,000,000 shares have been designated Series C Stock, 1,000,000 shares have been designated Series D Stock, 250,000 shares have been designated Series I Convertible Preferred Stock and 200,000 shares have been designated Series J Special Preferred Stock. As of the date hereof, 15,904,146 shares of Company Common Stock were issued and outstanding and 1,318,950 shares of preferred stock were issued and outstanding. All of such issued and outstanding shares are validly issued, fully paid and nonassessable and free of preemptive rights. As of the date hereof (x) 2,255,920 shares of Company Common Stock were reserved for issuance upon exercise of outstanding options and 4,619,319 shares of Company Common Stock were reserved for issuance upon exercise of outstanding convertible preferred securities and (y) 2,653,381 shares of Company Common Stock were reserved for issuance upon exercise of the Warrants, all of which warrants, options and Stock Option Plans are listed and described in Section 5.3 of the Disclosure Statement. Other than the Stock Option Plans and the Warrants, the Company has no other plan which provides for the grant of options or warrants to purchase shares of capital stock, stock appreciation or similar rights or stock awards. Except as set forth above, there are not now, and at the Effective Time, except for shares of Company Common Stock issued after the date hereof upon the conversion of convertible securities and the exercise of Warrants and Options outstanding on the date hereof or pursuant to the Company's 401(k) Plan, there will not be, any shares of capital stock of the Company issued or outstanding or any subscriptions, options, warrants, calls, claims, rights (including without limitation any stock appreciation or similar rights), convertible securities or other agreements or commitments of any character obligating the Company to issue, transfer or sell any of its securities. The Company has paid all dividends payable through June 30, 1997 in respect of each of the Series C Preferred Stock, the Series D Preferred Stock and the Convertible Preferred Stock.

                  5.4. AUTHORITY RELATIVE TO THIS AGREEMENT. The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware. The Company has full corporate power and authority to execute and deliver each of this Agreement and the STFI Agreement and to consummate the Merger and other transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the STFI Agreement and the consummation of the Merger and other transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the STFI Agreement or to consummate the Merger or other transactions contemplated hereby or thereby (other than, with respect to the Merger, the approval of the Company's stockholders pursuant to Section 251(c) of the DGCL). Each of this Agreement or the STFI Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Acquiror and Merger Sub and thereof by Acquiror, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable or fiduciary principles.

                  5.5.  NO VIOLATIONS, ETC.

                  (a) Assuming that all filings, permits, authorizations, consents and approvals or waivers thereof have been duly made or obtained as contemplated by Section 5.5(b) hereof, except as listed in
         Section 5.5 of the Disclosure Statement, neither the execution and delivery of this Agreement or the STFI Agreement by the Company nor the consummation of the Merger or other transactions contemplated hereby or thereby nor compliance by the Company with any of the provisions hereof will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or suspension of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under, any of the terms, conditions or provisions of (x) their respective charters or by-laws, (y) except as set forth in
         Section 5.5 of the Disclosure Statement, any note, bond, mortgage, indenture or deed of trust, or (z) any license, lease, agreement or other instrument or obligation to which the Company or any such subsidiary is a party or to which they or any of their respective properties or assets may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its subsidiaries or any of their respective properties or assets, except, in the case of clauses (i)(z) and (ii) above, for such violations, conflicts, breaches, defaults, terminations, suspensions, accelerations, rights of termination or acceleration or creations of liens, security interests, charges or encumbrances which would not, individually or in the aggregate, either have a Company Material Adverse Effect or materially impair the Company's ability to consummate the Merger or other transactions contemplated hereby.

                  (b) No filing or registration with, notification to and no permit, authorization, consent or approval of any governmental entity (including, without limitation, any federal, state or local regulatory authority or agency) is required by the Company in connection with the execution and delivery of this Agreement or the STFI Agreement or the consummation by the Company of the Merger or other transactions contemplated hereby or thereby, except (i) in connection with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) the approval of the Company's stockholders pursuant to the DGCL, (iv) filings with applicable state public utility commissions identified in Section 5.5 of the Disclosure Statement, (v) filings with the SEC and (vi) such other filings, registrations, notifications, permits, authorizations, consents or approvals the failure of which to be obtained, made or given would not, individually or in the aggregate, either have a Company Material Adverse Effect or materially impair the Company's ability to consummate the Merger or other transactions contemplated hereby or thereby.

                  (c) The Company and its subsidiaries are not in violation of or default under, except as set forth in Section 5.5 of the Disclosure Statement, (x) any note, bond, mortgage, indenture or deed of trust, or
         (y) any license, lease, agreement or other instrument or obligation to which the Company or any such subsidiary is a party or to which they or any of their respective properties or assets may be subject, except, in the case of clauses (x) and (y) above, for such violations or defaults which would not, individually or in the aggregate, either have a Company Material Adverse Effect or materially impair the Company's ability to consummate the Merger or other transactions contemplated hereby. It is understood that the Company has certain covenants in its bank facilities which the Company from time to time may violate and that such violations shall not be deemed a breach so long as the Company promptly seeks, and in a reasonable period of time obtains, waivers of such violations from the lenders under such facilities (unless such lenders have accelerated the indebtedness under such facilities).

                  5.6. COMMISSION FILINGS; FINANCIAL STATEMENTS. The Company has filed all forms, reports, schedules, statements and other documents required to be filed by it since December 31, 1994 (as supplemented and amended since the time of filing collectively, the "SEC Reports") with the Securities and Exchange Commission (the "SEC"), each of which complied when filed in all material respects with all applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act") and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"). The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its subsidiaries included or incorporated by reference in such SEC Reports have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its subsidiaries on a consolidated basis at the respective dates and for the respective periods indicated (and in the case of all such financial statements that are interim financial statements, contain all adjustments so to present fairly). None of the SEC Reports contained at the time filed any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  5.7. ABSENCE OF CHANGES OR EVENTS. Except as set forth in
Section 5.7 of the Disclosure Statement and in the Company's Form 10-K for the fiscal year ended December 31, 1996, as filed with the SEC, since December 31, 1996, the Company and its subsidiaries have not incurred any material liability, except in the ordinary course of their businesses consistent with their past practices, and there has not been any change, or any event involving a prospective change, in the business, financial condition or results of operations of the Company or any of its subsidiaries which has had, or is reasonably likely to have, a Company Material Adverse Effect and the Company and its subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices.

                  5.8. JOINT PROXY STATEMENT. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the registration statement to be filed with the SEC by Acquiror in connection with the issuance of shares of Acquiror Common Stock in the Merger (the "Form S-4") will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the joint proxy statement, in definitive form, relating to the Company Stockholder Meeting (as hereinafter defined) and the Acquiror Stockholder Meeting (as hereinafter defined), or in the related proxy and notice of meeting, or soliciting material used in connection therewith (referred to herein collectively as the "Joint Proxy Statement") will, at the dates mailed to stockholders and at the times of the Company Stockholder Meeting and the Acquiror Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Joint Proxy Statement (except for information relating solely to Acquiror and Merger Sub) will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

                  5.9. LITIGATION. Except as set forth in Section 5.9 of the Disclosure Statement, there is no (i) claim, action, suit or proceeding pending or, to the best knowledge of the Company or any of its subsidiaries, threatened against or relating to the Company or any of its subsidiaries before any court or governmental or regulatory authority or body or arbitration tribunal, or (ii) outstanding judgment, order, writ, injunction or decree, or application, request or motion therefor, of any court, governmental agency or arbitration tribunal in a proceeding to which the Company, any subsidiary of the Company or any of their respective assets was or is a party except, in the case of clauses (i) and (ii) above, such as would not, individually or in the aggregate, either have a Company Material Adverse Effect or materially impair the Company's ability to consummate the Merger.

                  5.10. TITLE TO AND CONDITION OF PROPERTIES. Except as set forth in Section 5.10 of the Disclosure Statement, the Company and its subsidiaries have good title to all of the real property and own outright all of the personal property (except for leased property or assets) which is reflected on the Company's and its subsidiaries' December 31, 1996 audited consolidated balance sheet contained in the Company's Form 10-K for the fiscal year ended December 31, 1996 filed with the SEC (the "Balance Sheet") except for property since sold or otherwise disposed of in the ordinary course of business and consistent with past practice.

                  5.11. CONTRACTS AND COMMITMENTS. Other than as disclosed in
Section 5.11 of the Disclosure Statement, no existing material contract or material commitment of the Company or any of its subsidiaries, or as to which any thereof is a party or their respective assets are bound, contains an agreement with respect to any change of control that would be triggered by the Merger. Other than as set forth in Section 5.11 of the Disclosure Statement, neither this Agreement, the Merger nor the other transactions contemplated hereby will result in any outstanding loans or borrowings by the Company or any subsidiary of the Company becoming due, going into default or giving the lenders or other holders of debt instruments the right to require the Company or any of its subsidiaries to repay all or a portion of such loans or borrowings; PROVIDED that it is expressly understood and agreed that the Company is not making any representations or warranties with respect to the effect of the financial condition or results of operation of Acquiror and Merger Sub.

                  5.12. LABOR MATTERS. Each of the Company and its subsidiaries is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and neither the Company nor any of its subsidiaries is engaged in any unfair labor practice. There is no labor strike, slowdown or stoppage pending (or, to the best knowledge of the Company, any labor strike or stoppage threatened) against or affecting the Company or any of its subsidiaries. No petition for certification has been filed and is pending before the National Labor Relations Board with respect to any employees of the Company or any of its subsidiaries who are not currently organized.

                  5.13. COMPLIANCE WITH LAW. Except for matters set forth in the Disclosure Statement, neither the Company nor any of its subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule or order of any foreign, federal, state or local government or any other governmental department or agency, or any judgment, decree or order of any court, applicable to its business or operations, except where any such violation or failure to comply would not, individually or in the aggregate, have a Company Material Adverse Effect; the conduct of the business of the Company and its subsidiaries is in conformity with all foreign, federal, state and local energy, public utility and health requirements, and all other foreign, federal, state and local governmental and regulatory requirements, except where such nonconformities would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company and its subsidiaries have all permits, licenses and franchises from governmental agencies required to conduct their businesses as now being conducted, except for such permits, licenses and franchises the absence of which would not, individually or in the aggregate, have a Company Material Adverse Effect.

                  5.14. BOARD RECOMMENDATION. The Board of Directors of the Company has, by a majority vote at a meeting of such Board duly held on July 16, 1997, approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, determined that the Merger is fair to the stockholders of the Company and recommended that the stockholders of the Company approve and adopt this Agreement, the Merger and the other transactions contemplated hereby.

                  5.15. PATENTS AND TRADEMARKS. The Company and its subsidiaries own or have the right to use all patents, patent applications, trademarks, trademark applications, trade names, inventions, processes, know-how and trade secrets necessary to the conduct of their respective businesses, except for those which the failure to own or have the right to use would not, individually or in the aggregate, have a Company Material Adverse Effect ("Proprietary Rights").

                  5.16. TAXES. "Tax" or "Taxes" shall mean all federal, state, local and foreign taxes, duties, levies, charges and assessments of any nature, including social security payments and deductibles relating to wages, salaries and benefits and payments to subcontractors (to the extent required under applicable Tax law), and also including all interest, penalties and additions imposed with respect to such amounts. Except as set forth in Section 5.16 of the Disclosure Statement: (i) the Company and its subsidiaries have prepared and timely filed or will timely file with the appropriate governmental agencies all franchise, income and all other material Tax returns and reports required to be filed for any period ending on or before the Effective Time, taking into account any extension of time to file granted to or obtained on behalf of the Company and/or its subsidiaries; (ii) all material Taxes of the Company and its subsidiaries in respect of the pre-Merger period have been paid in full to the proper authorities, other than such Taxes as are being contested in good faith by appropriate proceedings and/or are adequately reserved for in accordance with generally accepted accounting principles; (iii) all deficiencies resulting from Tax examinations of federal, state and foreign income, sales and franchise and all other material Tax returns filed by the Company and its subsidiaries have either been paid or are being contested in good faith by appropriate proceedings; (iv) to the best knowledge of the Company, no deficiency has been asserted or assessed against the Company or any of its subsidiaries, and no examination of the Company or any of its subsidiaries is pending or threatened for any material amount of Tax by any taxing authority; (v) no extension of the period for assessment or collection of any material Tax is currently in effect and no extension of time within which to file any material Tax return has been requested, which Tax return has not since been filed; (vi) no material Tax liens have been filed with respect to any Taxes; (vii) the Company and each of its subsidiaries will not make any voluntary adjustment by reason of a change in their accounting methods for any pre-Merger period that would affect the taxable income or deductions of the Company or any of its subsidiaries for any period ending after the Effective Date; (viii) the Company and its subsidiaries have made timely payments of the Taxes required to be deducted and withheld from the wages paid to their employees; and (ix) the Company and its subsidiaries are not parties to any tax sharing or tax matters agreement other than the tax sharing agreement dated March 13, 1996 by and among TFC, RHI and the Company.

                  5.17.  EMPLOYEE BENEFIT PLANS;  ERISA.  Except as set forth in
Section 5.17 of the Disclosure Statement:

                  (a) There are no "employee pension benefit plans" as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained or contributed to by the Company or any of its subsidiaries, or with respect to which the Company or any of its subsidiaries contributes or is obligated to make payments thereunder or otherwise may have any liability ("Pension Benefits Plans").

                  (b) The Company has furnished Acquiror with a true and complete schedule of all "welfare benefit plans" (as defined in Section 3(1) of ERISA), maintained or contributed to by the Company or any of its subsidiaries or with respect to which the Company or any of its subsidiaries otherwise may have any liability ("Welfare Plans"), all multiemployer plans as defined in
Section 3(37) of ERISA covering employees employed in the United States to which the Company or any of its subsidiaries is required to make contributions or otherwise may have any liability, all stock bonus, stock option, restricted stock, stock appreciation right, stock purchase, bonus, incentive, deferred compensation, severance and vacation or other employee benefit plans, programs or arrangements that are not Pension Benefit Plans or Welfare Plans maintained or contributed to by the Company or a subsidiary or with respect to which the Company or any subsidiary otherwise may have any liability ("Other Plans").

                  (c) The Company and each of its subsidiaries, and each of the Pension Benefit Plans, Welfare Plans and Other Plans (collectively, the "Plans"), are in compliance with the applicable provisions of ERISA, the Code and other applicable laws except where the failure to comply would not, individually or in the aggregate, have a Company Material Adverse Effect.

                  (d) All contributions to, and payments from, the Plans which are required to have been made in accordance with the Plans and, when applicable, Section 302 of ERISA or Section 412 of the Code have been timely made except where the failure to make such contributions or payments on a timely basis would not, individually or in the aggregate, have a Company Material Adverse Effect. All contributions required to have been made in accordance with
Section 302 of ERISA or Section 412 of the Code to any employee pension benefit plan (as defined in Section 3(2) of ERISA) maintained by the Company or any ERISA Affiliate have been timely made except where the failure to make such contributions on a timely basis would not individually or in the aggregate have a Company Material Adverse Effect. For purposes of this Agreement, "ERISA Affiliate" shall mean any person (as defined in Section 3(9) of ERISA) that is a member of any group of persons described in Section 414(b), (c), (m) or (o) of the Code of which the Company or a subsidiary of the Company is a member.

                  (e) The Pension Benefit Plans intended to qualify under
Section 401 of the Code are so qualified and have been determined by the Internal Revenue Service ("IRS") to be so qualified and nothing has occurred with respect to the operation of such Pension Benefit Plans which would cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code. Such plans have been or will be, on a timely basis, (i) amended to comply with changes to the Code made by the Tax Reform Act of 1986, the Unemployment Compensation Amendments of 1992, the Omnibus Budget Reconciliation Act of 1993, and other applicable legislative, regulatory or administrative requirements; and (ii) submitted to the Internal Revenue Service for a determination of their tax qualification, as so amended; and no such amendment will adversely affect the qualification of such plans.

                  (f) Each Welfare Plan that is intended to qualify for exclusion of benefits thereunder from the income of participants or for any other tax-favored treatment under any provisions of the Code (including, without limitation, Sections 79, 105, 106, 125 or 129 of the Code) is and has been maintained in compliance in all material respects with all pertinent provisions of the Code and Treasury Regulations thereunder.

                  (g) Except as disclosed in the Company's Form 10-K for the fiscal year ended December 31, 1996, there are (i) no investigations, audits or examinations pending, or to the best knowledge of the Company, threatened by any governmental entity involving any of the Plans, (ii) no termination proceedings involving the Plans and (iii) no pending or, to the best of the Company's knowledge, threatened claims (other than routine claims for benefits), suits or proceedings against any Plan, against the assets of any of the trusts under any Plan or against any fiduciary of any Plan with respect to the operation of such plan or asserting any rights or claims to benefits under any Plan or against the assets of any trust under such plan, which would, in the case of clause (i),
(ii) or (iii) of this paragraph (g), give rise to any liability which would, individually or in the aggregate, have a Company Material Adverse Effect, nor, to the best of the Company's knowledge, are there any facts which would give rise to any liability which would, individually or in the aggregate, have a Company Material Adverse Effect in the event of any such investigation, audit, examination, claim, suit or proceeding.

                  (h) None of the Company, any of its subsidiaries or any employee of the foregoing, nor any trustee, administrator, other fiduciary or any other "party in interest" or "disqualified person" with respect to the Pension Benefit Plans or Welfare Plans, has engaged in a "prohibited transaction" (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which presents a material risk of resulting in a tax or penalty on the Company or any of its subsidiaries under Section 4975 of the Code or Section 502(i) of ERISA which would, individually or in the aggregate, have a Company Material Adverse Effect.

                  (i) Neither the Pension Benefit Plans subject to Title IV of ERISA nor any trust created thereunder has been terminated nor have there been any "reportable events" (as defined in Section 4043 of ERISA and the regulations thereunder) with respect to either thereof which would, individually or in the aggregate, have a Company Material Adverse Effect nor has there been any event with respect to any Pension Benefit Plan requiring disclosure under Section 4063(a) of ERISA or any event with respect to any Pension Benefit Plan requiring disclosure under Section 4041(c)(3)(C) of ERISA which would, individually or in the aggregate, have a Company Material Adverse Effect.

                  (j) Neither the Company nor any ERISA Affiliate of the Company has incurred any currently outstanding liability to the Pension Benefit Guaranty Corporation (the "PBGC") or to a trustee appointed under Section 4042(b) or (c) of ERISA other than for the payment of premiums, all of which have been paid when due. No Pension Benefit Plan has applied for, or received, a waiver of the minimum funding standards imposed by Section 412 of the Code. The information supplied to the actuary by the Company or any of its subsidiaries for use in preparing the most recent actuarial report for Pension Benefit Plans is complete and accurate in all material respects.

                  (k) Neither the Company, any of its subsidiaries nor any of their ERISA Affiliates has any liability (including any contingent liability under Section 4204 of ERISA) with respect to any multiemployer plan, within the meaning of Section 3(37) of ERISA (a "Multiemployer Plan"), covering employees employed in the United States.

                  (l) With respect to each of the Plans, true, correct and complete copies of the following documents have been made available to Acquiror:
(i) the current plans and related trust documents, including amendments thereto,
(ii) any current summary plan descriptions, (iii) the most recent Forms 5500 (if any) filed with respect to each such Plan, (iv) the three recent financial statements and actuarial reports, if applicable, (v) the most recent IRS determination letter, if applicable; (vi) if any application for an IRS determination letter is pending, copies of all such applications for determination including attachments, exhibits and schedules thereto, (vii) all material agreements (including settlement agreements or other similar agreements relating to any Plan); and (viii) all material correspondence between the Company and any of its subsidiaries and the IRS, PBGC, Department of Labor or any other governmental entity relating to any of the Plans.

                  (m) Neither the Company, any of its subsidiaries, any organization to which the Company is a successor or parent corporation, within the meaning of Section 4069(b) of ERISA, nor any of their ERISA Affiliates has engaged in any transaction described in Section 4069(a) of ERISA, the liability for which would, individually or in the aggregate, have a Company Material Adverse Effect.

                  (n) Except as disclosed in Section 5.17 of the Disclosure Statement, none of the Welfare Plans maintained by the Company or any of its subsidiaries are retiree life or retiree health insurance plans which provide for continuing benefits or coverage for any participant or any beneficiary of a participant following termination of employment, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), or except where the full expense of such coverage or benefits is paid by the participant or the participant's beneficiary. The Company and each of its subsidiaries which maintain a "group health plan" within the meaning of Section 5000(b)(1) of the Code have complied with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder except where the failure to comply would not, individually or in the aggregate, have a Company Material Adverse Effect.

                  (o) No liability under any Plan has been funded nor has any such obligation been satisfied with the purchase of a contract from an insurance company as to which the Company or any of its subsidiaries has received notice that such insurance company is in rehabilitation.

                  (p) The consummation of the transactions contemplated by this Agreement will not either alone or in connection with an employee's termination of employment or other event result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable to or in respect of any employee of the Company or any of its subsidiaries.

                  5.18.  ENVIRONMENTAL  MATTERS.  Except as set forth in Section
5.18 of the Disclosure Statement and except for such matters as would not, individually or in the aggregate, have a Company Material Adverse Effect:

                  (a) The Company and its subsidiaries have obtained all Environmental Permits and all licenses and other authorizations and have made all registrations and given all notifications that are required under any applicable Environmental Law.

                  (b) Except as set forth in Section 5.18 of the Disclosure Statement, there is no Environmental Claim pending against the Company and its subsidiaries under an Environmental Law.

                  (c) Except as set forth in Section 5.18 of the Disclosure Statement, the Company and its subsidiaries are in compliance with all terms and conditions of their Environmental Permits, and are in compliance with all applicable Environmental Laws.

                  (d) Except as set forth in Section 5.18 of the Disclosure Statement, the Company and its subsidiaries did not generate, treat, store, transport, discharge, dispose of or release any Hazardous Materials on or from any property now or previously owned, leased or used by the Company and its subsidiaries.

                  (e)  For purposes of Section 5.18(a):

                            (i) "Environment" shall mean any surface water,
                  ground water, or drinking water supply, land surface or subsurface strata, or ambient air and includes, without limitation, any indoor location;

                           (ii) "Environmental Claim" means any written notice
                  or written claim by any person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental costs, or harm, injuries or damages to any person, property or natural resources, and any fines or penalties) arising out of, based upon, resulting from or relating to (1) the emission, discharge, disposal or other release or threatened release in or into the Environment of any Hazardous Materials or (2) circumstances forming the basis of any violation, or alleged violation, of any applicable Environmental Law;

                          (iii) "Environmental Laws" means any federal, state,
                  and local laws, codes, and regulations as now or previously in effect relating to pollution, the protection of human health, the protection of the Environment or the emission, discharge, disposal or other release or threatened release of Hazardous Materials in or into the Environment;

                           (iv) "Environmental Permit" shall mean a permit,
                  identification number, license or other written authorization required under any applicable Environmental Law; and

                            (v) "Hazardous Materials" shall mean all pollutants,
                  contaminants, or chemical, hazardous or toxic materials, substances, constituents or wastes, including, without limitation, asbestos or asbestos-containing materials, polychlorinated biphenyls and petroleum, oil, or petroleum or oil derivatives or constituents, including, without limitation, crude oil or any fraction thereof.

                  5.19. DISCLOSURE. All of the facts and circumstances not required to be disclosed as exceptions under or to any of the foregoing representations and warranties made by the Company, in this Article V by reason of any minimum disclosure requirement in any such representation and warranty would not, in the aggregate, have a Company Material Adverse Effect.

                  5.20. ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth in Section 5.20 of the Disclosure Statement, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature, whether absolute, accrued, unmatured, contingent or otherwise, or any unsatisfied judgments or any leases of personalty or realty or unusual or extraordinary commitments, except the liabilities recorded on the Company's consolidated balance sheet at December 31, 1996 included in the financial statements referred in Section 5.6 and the notes thereto, and except for liabilities or obligations incurred in the ordinary course of business and consistent with past practice since December 31, 1996 that would not individually or in the aggregate have a Company Material Adverse Effect.

                  5.21. FINDERS OR BROKERS. Except as set forth in Section 5.21 of the Disclosure Statement, none of the Company, the subsidiaries of the Company, the Board of Directors or any member of the Board of Directors has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission in connection with the Merger, and Section 5.21 of the Disclosure Statement sets forth the maximum consideration (present and future) agreed to be paid to each such party.

                  5.22. STATE ANTITAKEOVER STATUTES. The Company has granted all approvals and taken all other steps necessary to exempt the Merger and the other transactions contemplated hereby from the requirements and provisions of Section 203 of the DGCL and any other applicable state antitakeover statute or regulation such that none of the provisions of such Section 203 or any other "business combination," "moratorium," "control share" or other state antitakeover statute or regulation (x) prohibits or restricts the Company's ability to perform its obligations under this Agreement or its ability to consummate the Merger and the other transactions contemplated hereby, (y) would have the effect of invalidating or voiding this Agreement any provision hereof, or (z) would subject Acquiror to any material impediment or condition in connection with the exercise of any of its rights under this Agreement.

                  5.23. OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of Deutsche Morgan Grenfell Inc. dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair from a financial point of view to the holders of shares of Company Common Stock and to holders of shares of any series of Preferred Stock of the Company.

                  5.24. INSURANCE. Section 5.24 of the Disclosure Statement lists all insurance policies in force on the date hereof covering the businesses, properties and assets of the Company and its subsidiaries, and all such policies are currently in effect.

                  5.25. EMPLOYMENT AND LABOR CONTRACTS. Neither the Company nor any of its subsidiaries is a party to any employment contract or other similar contract or any other contract for the provision of management or consulting services to the Company or any of its subsidiaries with any past or present officer, director, employee or, to the best of the Company's knowledge, any entity affiliated with any past or present officer, director or employee other than those set forth in Section 5.25 of the Disclosure Statement and other than the agreements executed by employees generally, the forms of which have been delivered to Acquiror.

                  5.26. PENDING TRANSACTIONS. Section 5.26 of the Disclosure Statement lists the status of the Pending Transactions.

                  5.27. INDEMNIFICATION AGREEMENTS. Each of the RHI Indemnification Agreement, the FHC Indemnification Agreement and the Pledge Agreement is a valid and binding agreement of the Company and, to the knowledge of the Company, each of such agreements is enforceable against RHI and TFC, FHC, and RHI, respectively, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable or fiduciary principles. Each of the RHI Indemnification Agreement, the FHC Indemnification Agreement and the Pledge Agreement shall inure to the benefit of the Surviving Corporation and shall be enforceable by the Surviving Corporation except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable or fiduciary principles. As of the date hereof, the Company has no knowledge of any liabilities or claims for which the Company is indemnified under the RHI Indemnification Agreement and FHI Indemnification Agreement (other than the (i) contingent liabilities related to a dispute with the United States Government under government contract accounts rules concerning potential liability arising out of the use of and accounting for approximately $50.0 million in excess pension funds relating to certain government contracts in the discontinued aerospace business of FII; (ii) all non-telecommunications environmental liabilities of FII; and (iii) approximately $50.0 million (at June 30, 1995 of costs associated with post-retirement healthcare benefits of FII) as such items are described in the Company's Annual Report on Form 10-K for the year ended December 31, 1996) that would (were the indemnification under the RHI Indemnification Agreement and FHI Indemnification Agreement not available), individually or in the aggregate, have a Company Material Adverse Effect.

                  5.28. INDEMNIFIED LIABILITIES. Notwithstanding all of the representations and warranties contained in this Article V (except for Section 5.27), it is hereby agreed that the Company need not disclose as exceptions to any of the foregoing representations and warranties any losses, liabilities and damages or actions or claims for which the Company is indemnified under each of the FHI Indemnification Agreement and the RHI Indemnification Agreement.


                                   ARTICLE VI

            REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB


                  Each of Acquiror and Merger Sub jointly and severally represents and warrants to the Company that:

                  6.1. ORGANIZATION AND QUALIFICATION. Each of Acquiror, Merger Sub and Acquiror's subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Acquiror, Merger Sub and Acquiror's subsidiaries is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for failures to be so qualified or in good standing which would not, individually or in the aggregate, have a material adverse effect on the general affairs, management, business, operations, condition (financial or otherwise) or prospects of Acquiror and its subsidiaries taken as a whole (an "Acquiror Material Adverse Effect"). Except as set forth in Section 6.1 of the Disclosure Statement, neither Acquiror, Merger Sub nor any of Acquiror's subsidiaries is in violation of any of the provisions of its Certificate of Incorporation (or other applicable charter document) or By-Laws. Acquiror has delivered to the Company accurate and complete copies of the Certificate of Incorporation (or other applicable charter document) and By-Laws, as currently in effect, of each of Acquiror and its subsidiaries.

                  6.2. CAPITAL STOCK OF SUBSIDIARIES. The only direct or indirect subsidiaries of Acquiror as of the date hereof are those listed in
Section 6.2 of the Disclosure Statement previously delivered by Acquiror to the Company. As of the date hereof, Acquiror is directly or indirectly the record (except for directors' qualifying shares) and beneficial owner (including all qualifying shares owned by directors of such subsidiaries as reflected in
Section 6.2 of the Disclosure Statement) of all of the outstanding shares of capital stock of each of its subsidiaries. All of the capital stock of Merger Sub will at all times be owned directly by Acquiror, free and clear of any liens, claims or encumbrances.

                  6.3. CAPITALIZATION. The authorized capital stock of Acquiror consists of 100,000,000 shares of Acquiror Common Stock, par value $.01 per share, and 5,000,000 shares of Preferred Stock, par value $.01 per share. As of July 15, 1997, 64,353,823 shares of Common Stock are issued and outstanding and no shares of preferred stock are issued and outstanding. All of such issued and outstanding shares are validly issued, fully paid and nonassessable and free of preemptive rights. Except as set forth above and except as disclosed in Section
6.3 of the Disclosure Schedule, there are not as of the date hereof any shares of capital stock of Acquiror issued or outstanding or any subscriptions, options, warrants, calls, claims, rights (including without limitation any stock appreciation or similar rights), convertible securities or other agreements or commitments of any character obligating Acquiror to issue, transfer or sell any of its securities.

                  6.4. AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Acquiror and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the Merger and other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and other transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Acquiror and Merger Sub and no other corporate proceedings on the part of Acquiror and Merger Sub are necessary to authorize this Agreement or to consummate the Merger or other transactions contemplated hereby (other than the approval of Acquiror's stockholders with respect to the issuance of the Acquiror Common Stock in connection with the Merger as required by the rules of the National Association of Securities Dealers, Inc. and the amendment of Acquiror's certificate of incorporation to increase the number of authorized Shares of Acquiror Common Stock). This Agreement has been duly and validly executed and delivered by Acquiror and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and binding agreement of Acquiror, enforceable against Acquiror in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable or fiduciary principles.

                  6.5.  NO VIOLATIONS, ETC.

                  (a) Assuming that all filings, permits, authorizations, consents and approvals or waivers thereof have been duly made or obtained as contemplated by Section 6.5(b) hereof, neither the execution and delivery of this Agreement by Acquiror and Merger Sub nor the consummation of the Merger or other transactions contemplated hereby nor compliance by Acquiror and Merger Sub with any of the provisions hereof will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or suspension of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Acquiror and Merger Sub or any of Acquiror's subsidiaries under, any of the terms, conditions or provisions of (x) their respective charters or by-laws, (y) except as set forth in Section 6.5 of the Disclosure Statement, any note, bond, mortgage, indenture or deed of trust, or
(z) any license, lease, agreement or other instrument or obligation, to which Acquiror, Merger Sub or any such subsidiary is a party or to which they or any of their respective properties or assets may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Acquiror, Merger Sub or any of Acquiror's subsidiaries or any of their respective properties or assets, except, in the case of clauses
(i)(z) and (ii) above, for such violations, conflicts, breaches, defaults, terminations, suspensions, accelerations, rights of termination or acceleration or creations of liens, security interests, charges or encumbrances which would not, individually or in the aggregate, either have an Acquiror Material Adverse Effect or materially impair Merger Sub's ability to consummate the Merger or other transactions contemplated hereby.

                  (b) No filing or registration with, notification to and no permit, authorization, consent or approval of any governmental entity is required by Acquiror, Merger Sub or any of Acquiror's subsidiaries in connection with the execution and delivery of this Agreement or the consummation by Acquiror of the Merger or other transactions contemplated hereby, except (i) in connection with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing of the Certificate of Merger and the certificate of amendment of Acquiror's certificate of incorporation with the Secretary of State of the State of Delaware, (iii) filings with the Federal Communications Commission or any applicable state public utility commissions or applicable state or local regulatory agency or authority, (iv) filings with NASDAQ, (v) filings with the SEC and state securities administrators, (vi) the approval of Acquiror's stockholders as required by NASDAQ rules, and (vii) such other filings, registrations, notifications, permits, authorizations, consents or approvals the failure of which to be obtained, made or given would not, individually or in the aggregate, either have an Acquiror Material Adverse Effect or materially impair Merger Sub's ability to consummate the Merger or other transactions contemplated hereby.

                  (c) As of the date hereof except as set forth in Sections 6.5 of the Disclosure Statement (x) Acquiror, Merger Sub and Acquiror's subsidiaries are not in violation of or default under any note, bond, mortgage, indenture or deed of trust, or (y) any license, lease, agreement or other instrument or obligation to which Acquiror or any such subsidiary is a party or to which they or any of their respective properties or assets may be subject, except, in the case of clauses (x) and (y) above, for such violations or defaults which would not, individually or in the aggregate, either have an Acquiror Material Adverse Effect or materially impair Merger Sub's ability to consummate the Merger or other transactions contemplated hereby.

                  6.6. COMMISSION FILINGS; FINANCIAL STATEMENTS. Except as set forth in Section 6.6 of the Disclosure Schedule: (a) Acquiror has filed all required forms, reports, schedules, statements and other documents required to be filed by it since December 31, 1994 to the date hereof (as supplemented and amended since the time of filing, collectively, the "Acquiror SEC Reports") with the SEC, all of which complied when filed in all material respects with all applicable requirements of the Securities Act and the Exchange Act; (b) the audited consolidated financial statements and unaudited consolidated interim financial statements of Acquiror and its subsidiaries included or incorporated by reference in such Acquiror SEC Reports were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and present fairly, in all material respects, the financial position and results of operations and cash flows of the Acquiror and its subsidiaries on a consolidated basis at the respective dates and for the respective periods indicated (and in the case of all such financial statements that are interim financial statements, contain all adjustments so to present fairly); and (c) none of the Acquiror SEC Reports contained at the time filed any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  6.7. ABSENCE OF CHANGES OR EVENTS. Except as set forth in Acquiror's Form 10-K for the fiscal year ended December 31, 1996, as filed with the SEC, or except as set forth in Section 6.6 of the Disclosure Schedule, since December 31, 1996 to the date hereof, Acquiror and its subsidiaries have not incurred any material liability, except in the ordinary course of their businesses consistent with their past practices, and there has not been any change, or any event involving a prospective change, in the business, financial condition or results of operations of Acquiror or any of its subsidiaries which has had, or is reasonably likely to have, an Acquiror Material Adverse Effect and Acquiror and its subsidiaries have conducted their respective business in the ordinary course consistent with their past practices.

                  6.8. JOINT PROXY STATEMENT. None of the information supplied or to be supplied by or on behalf of Acquiror and Merger Sub for inclusion or incorporation by reference in the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by or on behalf of Acquiror and Merger Sub for inclusion or incorporation by reference in the Joint Proxy Statement will, at the dates mailed to stockholders and at the times of the Company Stockholder Meeting and the Acquiror Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Joint Proxy Statement (except for information relating solely to the Company) will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

                  6.9. BOARD RECOMMENDATION. The Board of Directors of Acquiror has, by a majority vote at a meeting of such Board duly held on July 15, 1997, approved and adopted this Agreement, the Merger and the other transactions contemplated hereby (including, without limitation, the issuance of Acquiror Common Stock as a result of the Merger), and recommended that the holders of shares of Acquiror Common Stock approve and adopt this Agreement, the Merger, the issuance of Acquiror Common Stock as a result of the Merger as required by NASDAQ and the other transactions contemplated hereby.

                  6.10. DISCLOSURE. All of the facts and circumstances not required to be disclosed as exceptions under or to any of the foregoing representations and warranties made by Acquiror by reason of any minimum disclosure requirement in any such representation and warranty would not, in the aggregate, have an Acquiror Material Adverse Effect.

                  6.11. FINDERS OR BROKERS. Except as set forth in Section 6.11 of the Disclosure Statement, none of Acquiror, the subsidiaries of Acquiror, the Board of Directors of Acquiror or any member of the Board of Directors of Acquiror has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission in connection with of the Merger, and Section 6.12 of the Disclosure Statement sets forth the maximum consideration (present and future) agreed to be paid to each such party.

                  6.12. OPINION OF FINANCIAL ADVISOR. Acquiror has received the opinion (the "Fairness Opinion") of Salomon Brothers Inc dated the date of this Agreement, to the effect that as of such date, the Exchange Ratio is fair from a financial point of view to Acquiror.


                                   ARTICLE VII

                       CONDUCT OF BUSINESS OF ACQUIROR AND
                         THE COMPANY PENDING THE MERGER


                  7.1. CONDUCT OF BUSINESS OF THE COMPANY PENDING THE MERGER. Except as contemplated by this Agreement or as expressly agreed to in writing by Acquiror, during the period from the date of this Agreement to the Effective Time, each of the Company and its subsidiaries will conduct their respective operations according to its ordinary course of business consistent with past practice, and will use all commercially reasonable efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it and will take no action which would materially adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Effective Time, the Company will not nor will it permit any of its subsidiaries to, without the prior written consent of Acquiror, which consent shall not be unreasonably withheld:

                  (a)  amend its certificate of incorporation or by-laws;

                  (b) authorize for issuance, issue, sell, deliver, grant any options for, or otherwise agree or commit to issue, sell or deliver any shares of any class of its capital stock or any securities convertible into shares of any class of its capital stock, except (i) pursuant to and in accordance with the terms of currently outstanding convertible securities, warrants and options, and (ii) shares granted to employees as matching contributions pursuant to the Company's 401(k) Plan in an aggregate amount not to exceed 40,000 shares;

                  (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend (other than a dividend of stock of Shared Technologies Cellular, Inc. owned by the Company) or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or purchase, redeem or otherwise acquire any shares of its own capital stock or of any of its subsidiaries, except as otherwise expressly provided in this Agreement;

                  (d) (i) create, incur, assume, maintain or permit to exist any debt for borrowed money other than under existing lines of credit in the ordinary course of business consistent with past practice; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except for (a) its wholly owned subsidiaries, and (b) STF Canada, Inc. in the ordinary course of business and consistent with past practices; or (iii) make any loans, advances or capital contributions to, or investments in, any other person except for STF Canada, Inc. in an aggregate amount not to exceed $1,000,000;

                  (e) (i) increase in any manner the compensation of (x) any employee except in the ordinary course of business consistent with past practice or (y) any of its directors or officers; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required, or enter into or agree to enter into any agreement or arrangement with such director or officer or employee, whether past or present, relating to any such pension, retirement allowance or other employee benefit, except as required under currently existing agreements, plans or arrangements; (iii) grant any severance or termination pay to, or enter into any employment or severance agreement with, (x) any employee except in the ordinary course of business consistent with past practice or (y) any of its directors or officers except for honorarium payments to outside directors of the Company in an amount not to exceed $300,000 in the aggregate; or (iv) except as may be required to comply with applicable law, become obligated (other than pursuant to any new or renewed collective bargaining agreement) under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, benefit arrangement, or similar plan or arrangement, which was not in existence on the date hereof, including any bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other benefit plan, agreement or arrangement, or employment or consulting agreement with or for the benefit of any person, or amend any of such plans or any of such agreements in existence on the date hereof; PROVIDED, HOWEVER, that this clause (iv) shall not prohibit the Company from renewing any such plan, agreement or arrangement already in existence on terms no more favorable to the parties to such plan, agreement or arrangement;

                  (f) except as otherwise expressly contemplated by this Agreement, enter into any other agreements, commitments or contracts, except agreements, commitments or contracts for the purchase, sale or lease of goods or services involving payments or receipts by the Company or its subsidiaries in excess of $50,000, other than (i) customer agreements, (ii) leases for rental space in an amount not to exceed $250,000 for any lease or (iii) developer agreements in an amount not to exceed $250,000 for any agreement; PROVIDED, HOWEVER, that the Company will not enter into agreements with any local exchange carriers, competitive local exchange carriers or incumbent local exchange companies which require a financial commitment by the Company or any of its subsidiaries or which limit the ability of the Company or any of its subsidiaries to conduct their respective business;

                  (g) authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with respect to, any plan of liquidation or dissolution, any acquisition of a material amount of assets or securities, any sale, transfer, lease, license, pledge, mortgage, or other disposition or encumbrance of a material amount of assets or securities or any material change in its capitalization, or any entry into a material contract or any amendment or modification of any material contract or any release or relinquishment of any material contract rights;

                  (h) authorize or commit to make capital expenditures in excess of $200,000 for any one order in the Company's service business (other than purchases by the Company's systems business in the ordinary course of business consistent with past practice);

                  (i) make any change in the accounting methods or accounting practices followed by the Company;

                  (j) settle any action, suit, claim, investigation or proceeding (legal, administrative or arbitrative) in excess of $50,000 without the consent of the Acquiror; PROVIDED, HOWEVER, that the Company may settle the matter set forth in item 2 of Section 5.9 of the Disclosure Statement as previously discussed with Acquiror;

                  (k) make any election under the Code which would have a Company Material Adverse Effect;

                  (l) amend, change or alter in any respect any of the RHI Indemnification Agreement, the FHC Indemnification Agreement or the Pledge Agreement (except as specifically contemplated by this Agreement);

                  (m) take or cause to be taken, whether before or after the Effective Time, any action that would disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the Code; or

                  (n)  agree to do any of the foregoing.

                  7.2. CONDUCT OF BUSINESS OF ACQUIROR PENDING THE MERGER. Except as contemplated by this Agreement or as expressly agreed to in writing by the Company, during the period from the date of this Agreement to the Effective Time, each of Acquiror and its subsidiaries will use all commercially reasonable efforts to keep substantially intact its business, properties and business relationships and will take no action which would materially adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Effective Time, Acquiror will not nor will it permit any of its subsidiaries to, without the prior written consent of the Company, which consent shall not be unreasonably withheld:

                  (a) amend its certificate of incorporation or by-laws except as set forth in this Agreement;

                  (b) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or purchase, redeem or otherwise acquire any shares of its own capital stock or of any of its subsidiaries, except as otherwise expressly provided in this Agreement;

                  (c) authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with respect to, any plan of liquidation or dissolution;

                  (d) take or cause to be taken, whether before or after the Effective Time, any action that would disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the Code; or

                  (e)  agree to do any of the foregoing.

                  7.3. PERMITTED CONDUCT OF THE COMPANY. Notwithstanding anything contained in Section 7.1, this Agreement shall not restrict the Company's ability to (i) consummate the Pending Transactions or take any action in furtherance thereof or (ii) sell, assign or transfer its interest in Shared Technologies Cellular, Inc.


                                  ARTICLE VIII

                            COVENANTS AND AGREEMENTS


                  8.1. PREPARATION OF THE FORM S-4 AND THE JOINT PROXY STATEMENT; STOCKHOLDERS MEETINGS.

                  (a) As soon as practicable following the date of this Agreement, the Company and Acquiror shall prepare and file with the SEC the Joint Proxy Statement and Acquiror thereafter shall prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of the Company and Acquiror shall use their respective best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company will use all best efforts to cause the Joint Proxy Statement to be mailed to the Company's stockholders, and Acquiror will use all best efforts to cause the Joint Proxy Statement to be mailed to Acquiror's stockholders in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Acquiror shall also take any action required to be taken under any applicable state securities laws in connection with the issuance of Acquiror Common Stock in the Merger. No filing of, or amendment or supplement to, the Form S-4 or the Joint Proxy Statement will be made by Acquiror without providing the Company the opportunity to review and comment thereon. Acquiror will advise the Company, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Acquiror Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to the Company or Acquiror, or any of their respective affiliates, officers or directors, should be discovered by the Company or Acquiror which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company and Acquiror.

                  (b) The Company shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholder Meeting") for the purpose of obtaining the approval (the "Company Stockholder Approval") of a majority of the stockholders of the Company of this Agreement and shall, through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby, and shall use all commercially reasonable efforts to solicit from its stockholders proxies in favor of approval and adoption of this Agreement; PROVIDED, HOWEVER, that such recommendation is subject to any action required by the fiduciary duties of the Board of Directors.

                  (c) Acquiror shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the "Acquiror Stockholder Meeting") for the purpose of obtaining the approval (the "Acquiror Stockholder Approval") of a majority of the stockholders of Acquiror of an increase in the authorized common stock of Acquiror, the issuance of the Acquiror Common Stock in connection with the Merger (the "Issuance") and shall, through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement, the Merger, the Issuance and the other transactions contemplated hereby, and shall use all commercially reasonable efforts to solicit from its stockholders proxies in favor of approval and adoption of this Agreement.

                  (d) Acquiror and the Company will use best efforts to hold the Company Stockholder Meeting and the Acquiror Stockholder Meeting on the same date and as soon as practicable after the date hereof.

                  8.2.  LETTERS OF THE COMPANY'S ACCOUNTANTS.

                  (a) The Company shall use its best efforts to cause to be delivered to Acquiror two letters from the Company's independent accountants, one dated the date of effectiveness of Form S-4 and one dated the Closing Date, each addressed to Acquiror, in form and substance reasonably satisfactory to Acquiror and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

                  (b) The Company shall use its best efforts to cause to be delivered to Acquiror a letter from the Company's independent accountants addressed to the Company and Acquiror, dated as of the Closing Date, stating that the Merger will qualify as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations.

                  8.3.  LETTERS OF ACQUIROR'S ACCOUNTANTS.

                  (a) Acquiror shall use its best efforts to cause to be delivered to the Company two letters from Acquiror's independent accountants, one dated the date of effectiveness of Form S-4 and one dated the Closing Date, each addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

                  (b) Acquiror shall use its best efforts to cause to be delivered to the Company a letter from Acquiror's independent accountants, addressed to the Company and Acquiror, dated as of the Closing Date, stating that the Merger will qualify as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations.

                  8.4.  ADDITIONAL AGREEMENTS; COOPERATION.

                  (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, and to cooperate with each other in connection with the foregoing, including using its best efforts (i) to obtain all necessary waivers, consents and approvals from other parties to loan agreements, material leases and other material contracts that are specified on
Schedule 8.4 to the Disclosure Statement, (ii) to obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, state or foreign law or regulations, (iii) to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, (iv) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (v) to effect all necessary registrations and filings, including, but not limited to, filings under the HSR Act and submissions of information requested by governmental authorities, (vi) provide all necessary information for the Joint Proxy Statement and the Form S-4 and
(vii) to fulfill all conditions to this Agreement.

                  (b) Each of the parties hereto agrees to furnish to the other party hereto such necessary information and reasonable assistance as such other party may request in connection with its preparation of necessary filings or submissions to any regulatory or governmental agency or authority, including, without limitation, any filing necessary under the provisions of the HSR Act or any other applicable Federal or state statute. At any time upon the written request of Acquiror, the Company shall advise Acquiror of the number of shares of Company Common Stock outstanding on such date.

                  8.5. PUBLICITY. The Company, Acquiror and Merger Sub agree to consult with each other in issuing any press release and with respect to the general content of other public statements with respect to the transactions contemplated hereby, and shall not issue any such press release prior to such consultation, except as may be required by law.

                  8.6. NO SOLICITATION. (a) The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly, (i) solicit any Company Takeover Proposal (as hereinafter defined) or (ii) participate in any discussions or negotiations regarding any Company Takeover Proposal; PROVIDED, HOWEVER, that if, at any time prior to Company Stockholders Meeting, the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, the Company may, in response to a Company Takeover Proposal that was not solicited, and subject to compliance with Section 8.6(c), (x) furnish information with respect to the Company to any person pursuant to a customary confidentiality agreement (as determined by the Company after consultation with its outside counsel) and (y) participate in negotiations regarding such Company Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any director or executive officer of the Company or any of its subsidiaries, whether or not such person is purporting to act on behalf of the Company or any of its subsidiaries or otherwise, shall be deemed to be a breach of this Section 8.6(a) by the Company. For purposes of this Agreement, "Company Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 20% or more of the assets of the Company or its subsidiaries or 20% or more of any class of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of its subsidiaries, any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by this Agreement, or any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which would reasonably be expected to dilute materially the benefits to Acquiror of the transactions contemplated by this Agreement.

                  (b) Except as set forth in this Section 8.6, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Acquiror, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "Company Acquisition Agreement") related to any Company Takeover Proposal. Notwithstanding the foregoing, in the event that prior to the Company Stockholders Meeting the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, the Board of Directors of the Company may (subject to this and the following sentences)
(x) withdraw or modify its approval or recommendation of the Merger and this

Agreement or (y) approve or recommend a Company Superior Proposal (as defined below) or terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause the Company to enter into any Company Acquisition Agreement with respect to any Company Superior Proposal), but in each of the cases set forth in this clause (y), no action shall be taken by the Company pursuant to clause (y) until a time that is after the fifth business day following Acquiror's receipt of written notice advising Acquiror that the Board of Directors of the Company has received a Company Superior Proposal, specifying the material terms and conditions of such Company Superior Proposal and identifying the person making such Company Superior Proposal, to the extent such identification of the person making such proposal does not breach the fiduciary duties of the Board of Directors as advised by outside legal counsel. For purposes of this Agreement, a "Company Superior Proposal" means any bona fide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Company Common Stock and Company Preferred Stock then outstanding or all or substantially all the assets of the Company and otherwise on terms that the Board of Directors of the Company determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company's stockholders than the Merger.

                  (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 8.6, the Company shall immediately advise Acquiror orally and in writing of any request for information or of any Company Takeover Proposal, the material terms and conditions of such request or Company Takeover Proposal, and to the extent such disclosure is not a breach of the fiduciary duties of the Board of Directors as advised by outside legal counsel, the identity of the person making such request or Company Takeover Proposal.

                  (d) Nothing contained in this Section 8.6 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act, or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure so to disclose would be inconsistent with its fiduciary duties to the Company's stockholders under applicable law; provided, however, neither the Company nor its Board of Directors nor any committee thereof shall, except as permitted by Section 8.6(b), withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, a Company Takeover Proposal.

                  8.7.  ACCESS TO INFORMATION.

                  (a) From the date of this Agreement until the Effective Time, each of the Company and Acquiror will give the other party and its authorized representatives (including counsel, environmental and other consultants, accountants and auditors) full access during normal business hours to all facilities, personnel and operations and to all books and records of it and its subsidiaries, will permit the other party to make such inspections as it may reasonably require and will cause its officers and those of its subsidiaries to furnish the other party with such financial and operating data and other information with respect to its business and properties as such party may from time to time reasonably request.

                  (b) Each of the parties hereto will hold and will cause its consultants and advisors to hold in strict confidence on the terms and conditions set forth in the Confidentiality Agreement dated July 11, 1997 between Acquiror and the Company (the "Confidentiality Agreement") all documents and information furnished to the other in connection with the transactions contemplated by this Agreement as if each of the parties hereto and such consultant or advisor was a party thereto, and this provision shall survive any termination of this Agreement.

                  8.8. NOTIFICATION OF CERTAIN MATTERS. The Company or Acquiror, as the case may be, shall promptly notify the other of (i) its obtaining of actual knowledge as to the matters set forth in clauses (x) and (y) below, or
(ii) the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, or (y) any material failure of the Company or Acquiror, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; PROVIDED, HOWEVER, that no such notification shall affect the representations or warranties of the parties or the conditions to the obligations of the parties hereunder.

                  8.9. RESIGNATION OF DIRECTORS. At or prior to the Effective Time, the Company shall take all commercially reasonable efforts to deliver to Acquiror the resignations of such directors of its Subsidiaries as Acquiror shall specify, effective at the Effective Time.

                  8.10.  INDEMNIFICATION.

                  (a) As of the date of this Agreement and for a period of six years following the Effective Time of the Merger, the Surviving Corporation will indemnify and hold harmless any persons who were directors or officers of the Company or a subsidiary of the Company prior to the Effective Time of the Merger (the "Indemnified Persons") to the fullest extent such person could have been indemnified under the DGCL or under the Certificate of Incorporation or By-Laws of the Company or the certificate of incorporation or by-laws of any subsidiary of the Company in effect immediately prior to the Effective Time of the Merger, with respect to any act or failure to act by any such Indemnified Person prior to the Effective Time of the Merger.

                  (b) Any determination required to be made with respect to whether an Indemnified Person's conduct complies with the standards set forth under the DGCL or other applicable corporate law shall be made by independent counsel selected by the Indemnified Persons and reasonably acceptable to the Surviving Corporation. The Surviving Corporation shall pay such counsel's fees and expenses (it being agreed that neither the Indemnified Persons, Acquiror nor the Surviving Corporation shall challenge any such determination by such independent counsel).

                  (c) The provisions of this Section 8.10 are for the benefit of the Indemnified Persons, any of whom shall have all rights at law and in equity to enforce the rights hereunder.

                  (d) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person, the Surviving Corporation or such successor or assign is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each case, proper provision shall be made so that such person or the continuing or surviving corporation assumes the obligations set forth in this Section 8.10.

                  (e) Acquiror shall cause the Surviving Corporation to maintain in effect for not less than five years from the Effective Time the current polices of directors' and officers' liability insurance maintained by the Company and its subsidiaries (provided that Acquiror may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the Indemnified Parties in all material respects so long as no lapse in coverage occurs as a result of such substitution) with respect to all matters, including the transactions contemplated hereby, occurring prior to, and including the Effective Time, provided that, in the event that any Claim is asserted or made within such five year period, such insurance shall be continued in respect of any such Claim until final disposition of any and all such Claims, provided, further, that Acquiror shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 200% of the premiums paid as of the date hereof by the Company for such insurance.

                  8.11. FEES AND EXPENSES. Whether or not the Merger is consummated, the Company and Acquiror shall bear their respective expenses incurred in connection with the Merger, including, without limitation, the preparation, execution and performance of this Agreement and the transactions contemplated hereby, and all fees and expenses of investment bankers, finders, brokers, agents, representatives, counsel and accountants, except that each of Acquiror and the Company shall bear and pay one-half of the costs and expenses incurred in connection with (1) the filing, printing and mailing of the Form S-4 and the Joint Proxy Statement (including SEC filing fees) and (2) the filings of the premerger notification and report forms under the HSR Act (including filing fees).

                  8.12. AFFILIATES. As soon as practicable after the date hereof, the Company shall deliver to Acquiror a letter identifying all persons who are, at the time this Agreement is submitted for adoption by the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act or for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations. The Company shall use its reasonable efforts to cause each such person to deliver to Acquiror as of the Closing Date, a written agreement substantially in the form attached as Exhibit A hereto. Acquiror shall use its reasonable efforts to cause all persons who are "affiliates" of Acquiror for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations to comply with the fourth paragraph of Exhibit A hereto.

                  8.13. NASDAQ LISTING. Acquiror shall use its reasonable best efforts to cause the Acquiror Common Stock to be issued in connection with the Merger to be approved for listing on NASDAQ, subject to official notice of issuance, as promptly as practicable after the date hereof, and in any event prior to the Closing Date.

                  8.14. STOCKHOLDER LITIGATION. Each of the Company and Acquiror shall give the other the reasonable opportunity to participate in the defense of any stockholder litigation against or in the name of the Company or Acquiror, as applicable, and/or their respective directors relating to the transactions contemplated by this Agreement.

                  8.15. TAX TREATMENT. Each of Acquiror and the Company shall use its respective best efforts (including, without limitation, providing information and providing for itself and obtaining from its affiliates reasonable and necessary representations and covenants in connection with the tax opinions required by Article IX) and Acquiror shall cause the Surviving Corporation to use its best efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code and shall treat the Merger as a tax free reorganization on its tax returns.

                  8.16. POOLING OF INTERESTS. Each of the Company and Acquiror shall use its respective best efforts to cause the transactions contemplated by this Agreement to be accounted for as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, and such accounting treatment to be accepted by each of the Company's and Acquiror's independent certified public accountants, respectively, and each of the Company and Acquiror agrees that it shall voluntarily take no action (including, without limitation, any action by the Company with respect to Shared Technologies Cellular, Inc.) that would cause such accounting treatment not to be obtained.

                  8.17. FAIRNESS OPINION. Each of the Acquiror and the Company shall use their respective best efforts to cause to be delivered to each of their respective stockholders a fairness opinion dated the date of the Joint Proxy Statement.


                                   ARTICLE IX

                              CONDITIONS TO CLOSING


                  9.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                  (a) STOCKHOLDER APPROVALS. Each of the Company Stockholder Approval and the Acquiror Stockholder Approval shall have been obtained.

                  (b) HSR ACT. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

                  (c) NO INJUNCTIONS OR RESTRAINTS. No judgment, order, decree, statute, law, ordinance, rule or regulation entered, enacted, promulgated, enforced or issued by any court or other governmental entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect preventing the consummation of the Merger.

                  (d) GOVERNMENTAL ACTION. No action or proceeding shall be instituted by any governmental authority seeking to prevent consummation of the Merger or seeking material damages in connection with the transactions contemplated hereby which continues to be outstanding.

                  (e) FORM S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order and no stop order or similar restraining order shall be threatened or entered by the SEC or any state securities administration preventing the Merger.

                  (f) NASDAQ LISTING. The shares of Acquiror Common Stock issuable to the Company's stockholders as contemplated by this Agreement shall have been approved for listing on NASDAQ, subject to official notice of issuance.

                  (g) POOLING LETTERS. The Company and Acquiror shall have received a letter from the Acquiror's independent accountants, dated as of the Closing Date, addressed to the Company and Acquiror, stating in substance that the Merger will qualify as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations.

                  (h) BANK CREDIT FACILITY. The lenders under the existing credit facility of the Company shall have delivered their written consent to the Merger and the transactions contemplated hereby or a new credit facility shall have been entered into and the existing facility terminated.

                  9.2. CONDITIONS TO OBLIGATIONS OF ACQUIROR. The obligation of Acquiror to effect the Merger is further subject to satisfaction or waiver of the following conditions:

                  (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) does not have, and is not likely to have, individually or in the aggregate, a Company Material Adverse Effect.

                  (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

                  (c) NO MATERIAL ADVERSE CHANGE. At any time after December 31, 1996, there shall not have occurred any material adverse change in the general affairs, management, business, operations, assets, condition (financial or otherwise) or prospects of the Company and its subsidiaries, taken as a whole.

                  (d) AFFILIATE LETTERS. Acquiror shall have received a written agreement substantially in the form attached as Exhibit A hereto from each of the persons specified pursuant to Section 8.12.

                  (e) GOVERNMENTAL CONSENTS. All necessary consents and approvals of any federal, state or local governmental authority or any other third party required for the consummation of the transactions contemplated by this Agreement shall have been obtained except for such consents and approvals the failure to obtain which individually or in the aggregate would not have a material adverse effect on the Surviving Corporation.

                  (f) TAX OPINION. Acquiror shall have received an opinion of Arnold & Porter, in form and substance reasonably satisfactory to it, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel may receive and rely on representations of fact contained in certificates provided by Acquiror and the Company.

                  9.3. CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligation of the Company to effect the Merger is further subject to satisfaction or waiver of the following conditions:

                  (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Acquiror and Merger Sub set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) does not have, and is not likely to have, individually or in the aggregate, an Acquiror Material Adverse Effect.
                  (b) PERFORMANCE OF OBLIGATIONS OF ACQUIROR AND MERGER SUB. Acquiror and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

                  (c) SENIOR SUBORDINATED NOTES. Acquiror shall have obtained a standby underwriting commitment to enable it to make an offer to purchase the 12 1/4% Senior Subordinated Notes due 2006 of Shared Technologies Fairchild Communications Corp. pursuant to the indenture governing such notes.

                  (d) TAX OPINION. The Company shall have received an opinion of Cahill Gordon & Reindel, in form and substance reasonably satisfactory to it, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel may receive and rely on representations of fact contained in certificates provided by Acquiror and the Company.

                                    ARTICLE X

                                   TERMINATION


                  10.1. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after and approval of this Agreement by either the Company's stockholders or the Acquiror's stockholders:

                  (a)  by mutual written consent of the Company and Acquiror;

                  (b)  by either the Company or Acquiror;

                            (i) if the Merger shall not have been consummated by
                  December 15, 1997 unless the Merger has not occurred by such time solely by reason of the failure by the SEC to give timely approval to the Joint Proxy Statement or the Form S-4 or by reason of the conditions set forth in Section 9.1(b) or 9.2(e) having not yet been satisfied, in which case January 15, 1997 if consented to by the Company (such consent not to be unreasonably withheld); PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to this Section 10.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

                           (ii) if the Acquiror Stockholder Approval shall not
                  have been obtained at an Acquiror Stockholder Meeting duly convened therefor or at any adjournment or postponement thereof;

                          (iii) if the Company Stockholder Approval shall not
                  have been obtained at a Company Stockholder Meeting duly convened therefor or at any adjournment or postponement thereof; or

                           (iv) if any Restraint having any of the effects set
                  forth in Section 9.1(c) shall be in effect and shall have become final and nonappealable;

                  (c) by the Company, if Acquiror shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement;

                  (d) by the Company if the Closing Date Market Price is less than $10.00;

                  (e) by the Company if the Form S-4 is not declared effective by November 20, 1997 (it being understood that the Acquiror may request the Company to consent to the extension of such date to December 20, 1997 (such consent not to be unreasonably withheld));

                  (f) by Acquiror, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements (other than Section 8.6) contained in this Agreement;

                  (g) by the Company if the average closing price for shares of Acquiror Common Stock as reported on the NASDAQ for any period of 20 consecutive trading days after the date hereof is less than $10 per share;

                  (h) by Acquiror, if Section 8.6 shall be breached by the Company or any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative of the Company, in any material respect and the Company shall have failed promptly to terminate the activity giving rise to such breach and use best efforts to cure such breach upon notice thereof from Acquiror, or the Company shall breach Section 8.6 by failing to promptly notify Acquiror as required thereunder;

                  (i) by Acquiror if (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Acquiror its approval or recommendation of the Merger or this Agreement, or failed to reconfirm its recommendation within fifteen business days after a written request to do so, or approved or recommended any Company Takeover Proposal or (ii) the Board of Directors of the Company or any committee thereof shall have resolved to take any of the foregoing actions; or

                  (j) by the Company if it elects to terminate this Agreement in accordance with Section 8.6(b); PROVIDED that it has complied with all provisions thereof, including the notice provisions therein, and that it complies with applicable requirements relating to the payment (including the timing of any payment) of the termination fee required by Section 10.2(b).

                  10.2.  EFFECT OF TERMINATION.

                  (a) The termination of this Agreement shall become effective upon delivery to the other party of written notice thereof. In the event of the termination of this Agreement pursuant to the foregoing provisions of this
Article X, this Agreement shall become void and have no effect, with no liability on the part of any party (except as provided in paragraph (b) below) or its stockholders or directors or officers in respect thereof except for agreements which survive the termination of this Agreement and except for liability that Acquiror or the Company might have arising from a breach of this Agreement.

                  (b) In the event of a termination of this Agreement by the Company pursuant to Section 10.1(j), then the Company shall within two business days of such termination pay Acquiror by wire transfer of immediately available funds to an account specified by Acquiror a termination fee of $15.0 million, which includes reimbursement for expenses.


                                   ARTICLE XI

                                  MISCELLANEOUS


                  11.1. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This
Section 11.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

                  11.2.  CLOSING AND WAIVER.

                  (a) Unless this Agreement shall have been terminated in accordance with the provisions of Section 10.1 hereof, a closing (the "Closing" and the date and time thereof being the "Closing Date") will be held as soon as practicable after the conditions set forth in Sections 9.1, 9.2 and 9.3 shall have been satisfied or waived. The Closing will be held at the offices of Cahill Gordon & Reindel, 80 Pine Street, New York, New York or at such other places as the parties may agree. Simultaneously therewith, the Certificate of Merger will be filed.

                  (b) At any time prior to the Effective Date, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing duly authorized by and signed on behalf of such party.

                  11.3.  NOTICES.

                  (a) Any notice or communication to any party hereto shall be duly given if in writing and delivered in person or mailed by first class mail (registered or certified, return receipt requested), facsimile or overnight air courier guaranteeing next day delivery, to such other party's address.

                  If to Acquiror or Merger Sub:

                           6805 Route 202
                           New Hope, Pennsylvania  18938
                           Facsimile No.:  (215) 862-1083
                           Attention:  Chief Executive Officer

                           with a copy to:

                           Arnold & Porter
                           399 Park Avenue
                           New York, New York  10022
                           Facsimile No.:  (212) 713-1399
                           Attention:  Jonathan C. Stapleton

                           and

                           Aloysius T. Lawn, IV, Esq.
                           General Counsel
                           Tel-Sav Holdings, Inc.
                           6805 Route 202
                           New Hope, Pennsylvania  18938
                           Facsimile No.:  (215) 862-1083

                  If to the Company:

                           100 Great Meadow Road, Suite 104
                           Wethersfield, CT  06109
                           Facsimile No.:  (860) 258-2455
                           Attention:  Kenneth M. Dorros, Esq.

                           with a copy to:

                           James J. Clark, Esq.
                           Cahill Gordon & Reindel
                           80 Pine Street
                           New York, NY  10005
                           Facsimile No.:  (212) 269-5420

                                         and

                           Donald E. Miller, Esq.
                           The Fairchild Corporation
                           300 West Service Road
                           P.O. Box 10803
                           Chantilly, Virginia  22021-0803
                           Facsimile No.:  (703) 478-5775

                  (b) All notices and communications will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five business days after being deposited in the mail, if mailed; when sent, if sent by facsimile; and the next business day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

                  11.4. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  11.5. INTERPRETATION. The headings of articles and sections herein are for convenience of reference, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof. As used in this Agreement, "person" means any individual, corporation, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof; "subsidiary" of any person means (i) a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by such person or by one or more other subsidiaries of such person or by such person and one or more subsidiaries thereof or (ii) any other person (other than a corporation) in which such person, or one or more other subsidiaries of such person or such person and one or more other subsidiaries thereof, directly or indirectly, have at least a majority ownership and voting power relating to the policies, management and affairs thereof; and "voting stock" of any person means capital stock of such person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency. Notwithstanding anything contained herein, in no event will Shared Technologies Cellular, Inc. be considered a subsidiary of the Company for any purpose.

                  11.6.  CERTAIN DEFINITIONS.
                         --------------------

                  "FII" means Fairchild Industries, Inc., the non-surviving constituent corporation in the merger of March 13, 1996 with Shared Technologies, Inc.

                  "FHC Indemnification Agreement" means the Indemnification Agreement, between Fairchild Holding Corp. and the Company dated March 13, 1996.

                  "RHI Indemnification Agreement" means the Indemnification Agreement dated March 13, 1996 by and among TFC, RHI and the Company.

                  "Pending   Transactions"   means  the   pending   transactions
regarding ICS Communications, Inc. and GE Capital-Rescom, L.L.P.

                  "Pledge Agreement" means the Pledge Agreement dated as of March 13, 1996 by RHI in favor of Gadsby & Hannah as pledge agent.

                  "STFI Agreement" means the Agreement dated the date hereof between the Company and Acquiror.

                  11.7. AMENDMENT. This Agreement may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by each of the stockholders of the Company and Acquiror; provided, however, that after any such approval, there shall not be made any amendment that by law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

                  11.8. NO THIRD PARTY BENEFICIARIES. Except for the provisions of Section 8.10 (which is intended to be for the benefit of the persons referred to therein, and may be enforced by such persons) nothing in this Agreement shall confer any rights upon any person or entity which is not a party or permitted assignee of a party to this Agreement.

                  11.9. GOVERNING LAW. Except as the laws of the State of Delaware are by their terms applicable, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of laws.

                  11.10. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

                  11.11. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

                  IN WITNESS WHEREOF, the parties hereto have caused this Merger Agreement to be executed by their duly authorized officers all as of the day and year first above written.

                                       TEL SAVE HOLDINGS, INC.

                                       By:/s/ Edward Meyercord
                                          -----------------------
                                          Name:  Edward Meyercord
                         Title: Executive Vice President


                                       TSHCo, INC.

                                       By:/s/ Edward Meyercord
                                          ---------------------
                                       Name:  Edward Meyercord
                         Title: Executive Vice President


                       SHARED TECHNOLOGIES FAIRCHILD, INC.

                                       By:/s/ Anthony Autorino
                                          ---------------------
                                       Name:  Anthony Autorino
                       Title: Chairman and Chief Executive
                                              Officer

                                                                       EXHIBIT A
                                                                       ---------


                        FORM OF COMPANY AFFILIATE LETTER
                        --------------------------------


[ADDRESS]


Ladies and Gentlemen:

                  The undersigned, a holder of shares of common stock, par value $.004 per share ("Company Common Stock"), of Shared Technologies Fairchild Inc., a Delaware corporation (the "Company"), is entitled to receive in connection with the merger (the "Merger") between the Company and a direct wholly owned subsidiary of Tel-Save Holdings, Inc. ("Acquiror") shares of common stock, par value $.01 per share, ("Acquiror Common Stock") of Acquiror. The undersigned acknowledges that the undersigned may be deemed an "affiliate" of the Company within the meaning of Rule 145 ("Rule 145") promulgated under the Securities Act of 1933, as amended (the "Act"), although nothing contained herein should be construed as an admission of such fact.

                  If in fact the undersigned is an affiliate under the Act, the undersigned's ability to sell, assign or transfer the Shares received by the undersigned pursuant to the Merger may be restricted unless such transaction is registered under the Act or an exemption from such registration is available. The undersigned understands that such exemptions are limited and the undersigned has obtained advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Act.

                  The undersigned hereby represents to and covenants with Acquiror that the undersigned will not sell, assign or transfer any of the Acquiror Common Stock received by the undersigned pursuant to the Merger except
(i) pursuant to an effective registration statement under the Act, (ii) in conformity with the limitations specified by Rules 144 and Rule 145(d) or (iii) in a transaction that, in the opinion of counsel reasonably satisfactory to Acquiror or as described in a "no-action" or interpretive letter from the Staff of the Securities and Exchange Commission (the "SEC"), is not required to be registered under the Act.

                  It is understood that the undersigned has no present intention to sell the Acquiror Common Stock acquired by the undersigned pursuant to the Merger. The undersigned agrees that the undersigned will not sell, transfer or otherwise dispose of any Company Common Stock for 30 days prior to the effective date of the Merger or any Acquiror Common Stock received by the undersigned in the Merger until after such time as results covering at least 30 days of combined operations of the Company and Acquiror have been published by Acquiror, in the form of a quarterly earnings report, a report to the SEC on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes such combined results of operations.

                  In the event of a sale or other disposition by the undersigned of Acquiror Common Stock pursuant to Rule 145(d)(1), the undersigned will supply Acquiror with evidence of compliance with such Rule, in the form of a letter in the form of Annex I hereto. The undersigned understands that Acquiror may instruct its transfer agent to withhold the transfer of any Acquiror Common Stock disposed of by the undersigned, but that upon receipt of such evidence of compliance the transfer agent shall effectuate the transfer of the Shares sold as indicated in the letter.

                  The undersigned acknowledges and agrees that appropriate legends will be placed on certificates representing the Acquiror Common Stock received by the undersigned pursuant to the Merger or held by a transferee thereof, which legends will be removed by delivery of substitute certificates upon receipt of an opinion in form and substance reasonably satisfactory to Acquiror from independent counsel reasonably satisfactory to Acquiror to the effect that such legends are no longer required for the purposes of the Act or the fourth paragraph of this letter.

                  The undersigned acknowledges that (i) the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of the Acquiror Common Stock and (ii) the receipt by Acquiror of this letter is an inducement and a condition to Acquiror's obligations to consummate the Merger.

                                                              Very truly yours,

                                                                     ANNEX I
                                                                 TO EXHIBIT A
                                                                 ------------



                                                                     [Date]


[Name]


                  On _____________ the undersigned sold _____________ shares of common stock, par value $.01 per share, of Tel-Save Holdings, Inc. ("Acquiror"). The shares were received by the undersigned in connection with the merger of Shared Technologies Fairchild Inc. with and into a direct wholly owned subsidiary of Acquiror.

                  Based upon the most recent report or statement filed by Acquiror with the Securities and Exchange Commission, the shares sold by the undersigned were within the prescribed limitations set forth in paragraph (e) of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act").

                  The undersigned hereby represents that the shares were sold in "brokers' transactions" within the meaning of Section 4(4) of the Act or in transactions directly with a "market maker" as that term is defined in Section 3(a)(38) of the Securities Exchange Act of 1934, as amended. The undersigned further represents that the undersigned has not solicited or arranged for the solicitation of orders to buy the shares, and that the undersigned has not made any payment in connection with the offer or sale of the shares to any person other than to the broker who executed the order in respect of such sale.

                                                        Very truly yours,